TITLE TRANSFER AGREEMENT

DATED EFFECTIVE April 25th, 2016

BETWEEN:

Rangefront Consulting, LLC., a Nevada limited liability company, having an address at 1031 Railroad St., Ste. 102B, Elko, Nevada (the "Vendor").

AND:

Rostock Venture Corp. a Nevada Corporation, having an office at 2360 Corporate Circle, Suite 4000, Henderson, Nevada, 89074 (the "Purchaser").

THIS AGREEMENT WITNESSES THAT the parties hereto agree as follows:

1. Sale of Interest: The Vendor will transfer the Mineral Titles to Rostock Ventures Corp. the Vendor's right, title and interest, whether legal or beneficial, direct or indirect, in and to the mineral interests described in Schedule "A" attached hereto, all appurtenances thereto and all data and information related thereto (collectively, the "**Property**"), free and clear of any lien, claim or encumbrance, in consideration of issuing to the Vendor Three Thousand Five Hundred Dollars ($3,500.00 USD) and Two Hundred Thousand (200,000) common shares in the capital of the Purchaser within 5 business days.

2. Transfer of Title: Upon receipt of the consideration payable under Section 1 herein, the Vendor shall take all such steps and execute all such documents as are necessary to transfer to Rostock Ventures Corp. all registered title in and to the Property, free and clear of any lien, claim or encumbrance.

3. Representations and Warranties: The Vendor represents and warrants that:

   (a) the Vendor holds a 100% interest in the Property, free and clear of any lien, claim or encumbrance, and has good and sufficient right, power and authority to enter into and deliver this Agreement and to perform the transactions contemplated hereby, and the provisions hereof constitute legal, valid and binding obligations of the Vendor enforceable in accordance with their terms;

   (b) neither the execution and delivery of this Agreement, nor compliance by the Vendor with any of the provisions hereof conflicts with or results in a breach of or default under any lien, charge, encumbrance or adverse claim against or on the Property under any of the terms, conditions or provisions of any agreement or instrument to which the Vendor is a party or any judgment, order, law or governmental or administrative regulation or restriction applicable to them;

   (c) there are no actions, claims, proceedings, litigation or investigations pending or to the best of the Vendor's knowledge, threatened, or judgments outstanding against or affecting the Vendor, any part of or all of the Property, or this Agreement;

   (d) to the best of the Vendor's knowledge, there are no pending or ongoing actions taken by or on behalf of any native persons pursuant to the assertion of any land claims with respect to lands included in the Property;

(e) the lands comprised in the Property have been duly and validly located and recorded under the law and jurisdiction in which they are situated; and

(f) there are no royalties, fees or monies payable or required to be paid to any person with regard to the Property.

The Vendor shall be liable and shall indemnify and save the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any covenant, representation or warranty contained in this Agreement. The representations and warranties contained herein will survive the signing of this Agreement.

4. Further Assurances: Each of the parties hereby covenants and agrees to execute all further and other documents and instruments and to do all further and other things that may be necessary to implement and carry out the intent of this Agreement.

5. Entire Agreement: This Agreement, including the Schedule hereto, shall constitute the entire Agreement of the parties with respect to the Property and the subject matter hereof, and no modification or alteration of this Agreement shall be effective unless agreed to in writing by both of the parties. No prior or contemporaneous agreements shall be binding upon the parties.

6. Jurisdiction: This Agreement shall in all respects be governed by and be construed in accordance with the laws of the State of Nevada.

7. Enurement: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8. Counterparts: This Agreement may be executed in counterparts, which may be delivered by facsimile. Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument.

DATED AS OF April 25th, 2016.

Brian Goss

____

Witness:

____
Signature

____
Print name

____
Rostock Ventures Corporation
Gregory Rotelli
President

SCHEDULE "A"
PROPERTY

All of the following mineral interests are located in Esmeralda County in the State of Nevada. Each placer claim extends approximately 660 feet by 1320 feet for approximately 20 acres per claim

Elon 65 E1/2 NE1/4 SW1/4 of Section 10, Township 3 South, Range 39 East, M.DM.
Elon 74 E1/2 SE1/4 SW1/4 of Section 10, Township 3 South, Range 39 East, M.D.M
Elon 75 W1/2 SW1/4 SE1/4 of Section 10, Township 3 South, Range 39 East, M.D.M.
Elon 79 E1/2 NE1/4 NW1/4 of Section 10, Township 3 South, Range 39 East, M.D.M

Rangefront Geological Wire Transfer Information:

Electronic Payment Information		
Bank Information	**Business Physical Address**	**Business Mailing Address**
Wells Fargo Bank, N.A. 405 Idaho Street Elko, NV 89801 USA 775-738-2134 Account #: 0202538252 Routing #: 121000248 Swift#: WFBIUS6S	Rangefront Consulting, LLC 1031 Railroad St. Suite 102B Elko, NV 89801	Rangefront Consulting, LLC PO Box 2543 Elko, NV 89803